SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
        INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
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Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
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[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                       PINNACLE WEST CAPITAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant
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     calculated and state how it was determined):

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     [ ]  Fee paid previously with preliminary materials:

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     [ ]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:
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          2)   Form, Schedule or Registration Statement No.:
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          3)   Filing Party:
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
                        PINNACLE WEST CAPITAL CORPORATION
                              Post Office Box 52132
                           PHOENIX, ARIZONA 85072-2132

                           NOTICE AND PROXY STATEMENT
                FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                             WEDNESDAY, MAY 19, 1999

To Shareholders:

     The 1999 annual meeting of shareholders of Pinnacle West Capital Corporation will be held at the Wigwam Resort located at 300 Wigwam Boulevard, in Litchfield Park, Arizona at 10:30 a.m. on Wednesday, May 19, 1999 for the following purposes:

     1)   To elect three Class II Directors;

     2)   To act upon a shareholder proposal related to nuclear power; and

     3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Each of the 84,644,979 shares of the Company's common stock outstanding at the close of business on March 12, 1999 entitles the holder to notice of and to vote at this meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy.

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors. So far as management is aware, the matters described in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the proxy committee named in the enclosed proxy will vote on those matters in accordance with its judgment.

     Shareholders are requested to MARK, DATE, SIGN AND MAIL PROMPTLY the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. You are entitled to revoke your proxy at any time before it is exercised and vote your shares in person if you attend the meeting.

                                              By order of the Board of Directors

                                                                  FAYE WIDENMANN
                                                    Vice President and Secretary


Approximate date of mailing to shareholders:
April 1, 1999

                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of approximately equal size. The term of each directorship is three years and the terms of the three classes are staggered so that only one class is elected by the shareholders annually.

     Three Class II directors are to be elected this year to serve as members of the Board of Directors until the annual meeting of shareholders in 2002 or until their successors are elected and qualified. Should one or more of the three nominees listed below become unavailable to serve prior to the meeting date, the proxy committee will vote the shares it represents for the election of such other persons as the Board may recommend unless the Board reduces the number of directors in Class II.

     Directors in the other two classes are identified on the following pages. Information given for all directors has been furnished by each of them as of March 12, 1999. The term "APS" refers to Arizona Public Service Company, the Company's largest subsidiary.

                                    NOMINEES

--------------------------------------------------------------------------------
                   NOMINEES FOR ELECTION AS CLASS II DIRECTORS
                     (TERM TO EXPIRE AT 2002 ANNUAL MEETING)
--------------------------------------------------------------------------------

EDWARD N. BASHA, 61, is Chairman of the Board of Bashas' supermarket chain and an Arizona civic leader dedicated to multiple community projects. He is also a director of Samaritan Health Services and the Arizona Ecumenical Foundation.

MICHAEL L. GALLAGHER, 54, is an attorney-at-law and president of Gallagher & Kennedy, P.A., Phoenix, Arizona. Mr. Gallagher is also a director of APS and the Omaha World-Herald Company, and he is a Trustee of the Peter Kiewit Foundation.

WILLIAM J. POST, 48, has been a director since February 1997. In February 1999 he assumed the position of Chief Executive Officer of the Company, after having served as its President since February 1997. Prior to that he served as the Company's Executive Vice President since June 1995. Mr. Post was elected
President and Chief Executive Officer of APS in 1997. In October 1998, he resigned as APS' President and maintained the position of Chief Executive Officer. He was APS' Chief Operating Officer since September 1994, as well as a Senior Vice President since June 1993. Prior to that time, he served as a Vice President and officer of APS since 1982. Mr. Post is also a director of APS and Blue Cross-Blue Shield of Arizona.

                         DIRECTORS CONTINUING IN OFFICE

--------------------------------------------------------------------------------
                               CLASS III DIRECTORS
                     (TERM TO EXPIRE AT 2000 ANNUAL MEETING)
--------------------------------------------------------------------------------

PAMELA GRANT, 60, has been a director since 1985. She is a civic leader and from July 1989 through January 1995 was President of TableScapes, Inc. (party supply rentals). Ms. Grant was President and CEO of Goldwaters Department Stores (general mercantile), a division of May Department Stores, from January 1987 to April 1988. Prior to that, she was President, Chairman and CEO of Goldwaters Department Stores, a division of Associated Dry Goods, from November 1978 to January 1987.

MARTHA O. HESSE, 56, has been a director since 1991. She is President of Hesse Gas Company. In 1990, Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services), and from 1986 to 1989 she was Chairman of the Federal Energy Regulatory Commission. She is also a director of Aqua Alliance, Inc., Laidlaw Inc., Mutual Trust Life Insurance Company, and APS.

WILLIAM S. JAMIESON, JR., 55, has been a director since 1991. Since January 1999, he has been President of the Institute for Servant Leadership of Asheville, North Carolina. Prior to that, he was Vice President of the Institute of Servant Leadership and an Adjunct Member of the Bishop's staff of the Episcopal Diocese of Arizona. Formerly, he was also the Archdeacon of the Episcopal Diocese of Arizona.

RICHARD SNELL, 68, has been a director since 1985. He has been Chairman of the Board of the Company and Chairman of the Board of APS since February 1990. Until February 1999, he was also Chief Executive Officer of the Company and he was Company President until February 1997. He is also a director of Aztar Corporation and Central Newspapers, Inc.

--------------------------------------------------------------------------------
                                CLASS I DIRECTORS
                     (TERM TO EXPIRE AT 2001 ANNUAL MEETING)
--------------------------------------------------------------------------------

ROY A. HERBERGER, JR., 56, has been a director since 1992. He has been President of Thunderbird, The American Graduate School of International Management, since 1989. Mr. Herberger is also a director of MicroAge, Inc. and Pilgrim America Capital Corporation.

GEORGE A. SCHREIBER, JR., 50, has been a director since February 1997. Mr. Schreiber was elected to the positions of Executive Vice President and Chief Financial Officer of both the Company and APS as of February 1997. In February 1999 he was elected President of the Company and continues to serve as the Company's Chief Financial Officer and Executive Vice President and Chief Financial Officer of APS. From 1990 to January 1997 he was Managing Director at PaineWebber, Inc. He is also a director of APS.

HUMBERTO S. LOPEZ, 53, has been a director since May 1995. He is President of HSL Properties (real estate development and investment), Tucson, Arizona. Mr. Lopez is also a director of Bank of Tucson, Sun Community Bank and TransAmerica Holdings LLC.

                          CERTAIN SECURITIES OWNERSHIP

     As of March 12, 1999, shares of the Company's common stock beneficially owned by the indicated persons or groups were as follows:

                                                  SHARES
                                               BENEFICIALLY        PERCENT
                                                 OWNED (1)        OF CLASS
                                                 ---------        --------

NON-EMPLOYEE DIRECTORS AND NOMINEES

Edward N. Basha (2)                                   500
Michael L. Gallagher (2)                              991
Pamela Grant                                       26,000
Roy A. Herberger, Jr                                3,000
Martha O. Hesse                                    17,400
William S. Jamieson, Jr. (2)                        5,115
Humberto S. Lopez (2)                               6,731
John R. Norton III (2) (3)                         30,633
Douglas J. Wall (3)                                18,705

EMPLOYEE DIRECTORS AND OFFICERS

William J. Post                                   106,742
George A. Schreiber, Jr                            35,341
Richard Snell                                     516,585

OTHER OFFICERS NAMED ON PAGE 10

Jack E. Davis                                      39,873
William L. Stewart (2)                             37,177

ALL DIRECTORS, NOMINEES AND EXECUTIVE
 OFFICERS AS A GROUP (17 PERSONS) (2)             895,930           1.06%

5% BENEFICIAL OWNERS

Mellon Bank Corporation (4)                     4,588,798           5.42%
One Mellon Bank Center
500 Grant Street
Pittsburgh, PA 15258-0001

Wellington Management Company, LLP (4)          8,037,648           9.49%
75 State Street
Boston, MA 02109

----------
(1) Includes shares which may be acquired by the exercise of stock options within 60 days as follows: 17,833 for Mr. Davis; 24,500 for Ms. Grant; 14,000 for Ms. Hesse; 17,500 for Mr. Norton; 73,333 for Mr. Post; 8,500 for Mr. Schreiber; 462,500 for Mr. Snell; 14,000 for

     Mr. Wall; and 656,609 for all directors and officers as a group. In the case of officers, this also includes shares of restricted stock and vested shares in the Company's employees' savings plan as of February 26, 1999.

(2) Includes in the cases of: Mr. Basha, 500 shares held in joint tenancy with his wife; Mr. Gallagher, 991 shares held in joint tenancy with his wife; Mr. Jamieson, 2,115 shares held in a family trust in which voting power is shared; Mr. Lopez, 5,231 shares held in a family trust in which voting power is shared; Mr. Norton, 500 shares held by his wife and 2,000 shares held in a trust for Mr. Norton's late mother for which he serves as trustee; Mr. Stewart, 18,353 shares held in joint tenancy with his wife; and the group, 28,122 shares as to which voting or investment power is shared with others.

(3) Messrs. Norton and Wall, at mandatory retirement age, are not standing for re-election as directors.

(4) Mellon Bank Corporation's amended Schedule 13G filing with the Securities and Exchange Commission as of February 24, 1999 reported sole voting power as to 3,931,691 shares, shared voting power as to 37,643 shares, sole dispositive power as to 4,438,662 shares and shared dispositive power as to 75,442 shares. Wellington Management Company's amended Schedule 13G filing with the Securities and Exchange Commission as of February 10, 1999 reported shared voting power as to 4,100,302 shares and shared dispositive power as to 8,037,348 shares. The Company makes no representations as to the accuracy or completeness of such information.

                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met twelve times during 1998. No director attended fewer than 75% of the meetings of the full Board and of the committees on which he or she served.

     The Audit Committee of the Board reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm for the following year, approves the scope of the work to be performed, and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationship among that group, management of the Company and its subsidiaries, and its independent accountants. The Committee met two times in 1998; its members were Ms. Hesse and Messrs. Herberger, Jamieson, Lopez and Wall (Chairman).

     The Human Resources Committee makes recommendations to the full Board with respect to prospective Board members and officers and with respect to executive salaries, bonuses and benefits. (See page 17 for the procedures for proposing nominations to the Board.) The Committee also makes stock option and restricted stock grants, and regularly reviews the Company's policies in all of the foregoing areas. Its report on executive compensation policy follows, and its members are identified at the end of that report. The Committee met two times in 1998.

     Non-employee directors receive an annual retainer consisting of $12,000 cash and 500 shares of Pinnacle West common stock; to receive the 500 shares a director is required to own 500 shares in advance of his or her first year on the board, and that ownership requirement increases by 500 shares annually until it reaches 2,500 shares. Non-employee directors also receive $900 for each board meeting attended and $700 for each committee meeting attended.

     The Company has a directors' retirement plan which provides, with certain exceptions, to non-employee directors over the age of 65, upon their retirement from the Board, an annual payment of $12,000. The length of time to which a non-employee director is entitled to receive this benefit is limited to the number of years he or she served on the Board prior to age 65.

                        HUMAN RESOURCES COMMITTEE REPORT

THE COMMITTEE'S RESPONSIBILITIES

         The Pinnacle West Human Resources Committee, composed solely of outside directors (the "Committee") is responsible for compensation decisions regarding Pinnacle West executive officers. The APS Human Resources Committee (the "APS Committee") initially is responsible for salary and bonus decisions for Messrs. Davis and Stewart (who are APS officers) and for Messrs. Post and Schreiber (who are officers of both Pinnacle West and APS). However, the Committee reviews the APS Committee's compensation decisions and is responsible for all stock-based compensation.

PHILOSOPHY

         The Committee's overall compensation philosophy is to attract, retain, and reward qualified individuals critical to the Company's success; reinforce Company objectives through the use of performance-based compensation; and promote long-term ownership of Company stock to align the interests of the Company's executive officers more closely with those of its shareholders.

TYPES OF COMPENSATION

         There are two main types of compensation:

         + Annual compensation. This consists of salary and bonuses. Bonuses are awarded only when certain performance objectives are met.

         + Long-term compensation. This includes stock options and restricted stock. The value of these awards depends on the Company's performance as translated into future stock values.

FACTORS CONSIDERED IN DETERMINING COMPENSATION

         The Committee wants the compensation of the Company's executive officers to be competitive within the utility industry. The Committee also pays increasing attention to trends within a general industry group. Consistent with past practice, during 1998 the Committee met with an outside consultant and reviewed its report regarding the compensation program for the Company's executive officers. The consultant provided the Committee with compensation information for the electric utility and general industry groups, adjusted for size. The APS Committee reviewed a similar report from the same outside consultant. The Committee formulated its views about the responsibilities, skills, expertise, and performance of the Company's executive officers, with input from Mr. Snell as to performances other than his own, and applied these views to the information provided by the consultant and the APS Committee.

ANNUAL COMPENSATION

BASE SALARIES

         Overall, the base salaries paid to the Company's executive officers during 1998 were competitive with the median salaries in the utility and general industry groups.

BONUSES

         The cash bonuses paid to the Company's executive officers for 1998 were based on weighted performance objectives the Committee established at the beginning of the year. These were based primarily on 1998 earnings, matters related to electric utility industry restructuring, and strategic planning, in that order of importance. The APS Committee established performance objectives for APS officers, including Messrs. Davis, Post, Schreiber, and Stewart, that were based primarily on APS' earnings and operational performance. Although Messrs. Post and Schreiber are officers of both Pinnacle West and APS, their 1998 bonuses were based on the performance objectives established by the APS Committee.

         The attainment levels of the several objectives were assessed by each Committee in early 1999 and these assessments were factored into an arithmetical formula that included predetermined percentages of the officers' respective salaries to result in their respective bonuses. The bonuses approved by the APS Committee were at the maximum level in the 1998 APS plan, and the Committee approved bonuses at approximately mid-point levels in the 1998 Pinnacle West plan.

LONG-TERM COMPENSATION

         The Committee believes that the best measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, the Committee intends that grants of stock options and restricted stock serve as a significant piece of the total compensation package for officers and key management employees of the Company and its subsidiaries.

         The Committee believes that senior management personnel of the Company and its subsidiaries should have a significant, ongoing personal investment in the Company. To that end, restricted stock grants, besides being compensatory in nature, are used to encourage the attainment and retention of targeted levels of individual stock ownership by conditioning their vesting upon the ownership of certain numbers of shares for predetermined periods of time.

         The Committee determines the size of awards made to participants by making assumptions as to how, generally, the stock should perform if the Company achieves its longer-term goals. The Committee then determines individual grants by focusing on the recipient's total compensation, taking into consideration compensation data from the utility and general industry groups discussed above, assuming that the stock performs as assumed.

CEO COMPENSATION

         The Committee has not increased Mr. Snell's salary since 1991. Consistent with the Committee's compensation philosophy, the Committee has, instead, emphasized reward-for-performance through the bonus plan and stock option and restricted stock grants to him.

GENERAL

         As the Company moves forward in its efforts to continue to increase shareholder value in the continuing restructuring of the utility industry, the Committee will continue to review, monitor, and evaluate the Company's program for executive compensation to assure that it effectively supports the Company's strategy, is competitive in the marketplace to attract, retain, and motivate the talent needed to succeed, and appropriately rewards creation of value for the Company's shareholders.

TAX CONSIDERATION

         Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based." While the Committee is biased toward rewarding performance through the bonus and equity participation programs, certain features of these programs do not fit the law's definition of "performance-based," and limited amounts of compensation could therefore not be deductible.

         The foregoing report of the Human Resources Committee is provided by its members: Ms. Grant (Chairman), Ms. Hesse and Messrs. Lopez, Norton and Wall.

                          STOCK PERFORMANCE COMPARISONS

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1993 in Pinnacle West stock and in the market represented by each of two indices (the S&P 500 Index and the Edison Electric Institute Index of Investor-Owned Electrics), and that any dividends were reinvested.


                     PINNACLE WEST       S&P 500              EEI

     12/31/93            $100.00           $100.00           $100.00
     12/31/94            $ 91.71           $101.36           $ 88.43
     12/31/95            $139.43           $139.31           $115.86
     12/31/96            $159.28           $171.21           $117.25
     12/31/97            $219.79           $228.26           $149.33
     12/31/98            $225.97           $293.36           $170.07

                             EXECUTIVE COMPENSATION

     The following tables on compensation and stock options relate to the five most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                                  ----------------------
                                     ANNUAL COMPENSATION                        AWARDS
                             ---------------------------------    --------------------------------------
                                                        OTHER
NAME AND                                                ANNUAL    RESTRICTED
PRINCIPAL                                               COMPEN-     STOCK                  ALL OTHER
POSITION                     YEAR   SALARY     BONUS    SATION    AWARDS (1)   OPTIONS  COMPENSATION (2)
--------                     ----   ------     -----    ------    ----------   -------  ----------------
Jack E. Davis                1998  $310,000  $161,200              $125,888     13,500      $11,449
President, Energy            1997   268,364   103,230               107,325     13,500        9,492
Delivery and Sales of APS    1996   193,669   127,142                69,168     11,000       10,016

William J. Post              1998  $450,000  $270,000              $186,500     20,000      $13,317
CEO of Company and CEO       1997   420,834   171,000               131,175     16,500       11,949
of APS                       1996   325,000   165,100               106,896     17,000       11,015

George A. Schreiber, Jr.     1998  $375,000  $195,000              $125,888     13,500       $3,885
President and CFO of Company 1997   333,807   124,875  $220,102(3)  145,053     19,500      226,677(4)
and Exec. V.P. & CFO of APS

Richard Snell (5)            1998  $515,000  $356,277              $      0          0      $34,918
Chairman                     1997   515,000   406,953               298,125(1)  20,000       44,866
                             1996   515,000   373,375               314,400(1)  25,000       47,063

William L. Stewart           1998  $464,000  $291,280              $219,137     13,500      $13,125
President, Generation of APS 1997   432,517   204,512   $35,806(3)  186,825     13,500       10,212
                             1996   349,693   232,374               285,776     17,000       10,057

----------
(1) The value of the restricted stock is based on the closing price of the Company's common stock on the date the restricted stock was granted. The restrictions lapse on most restricted stock awards upon (i) the passage of three years from date of grant or upon retirement after the age of 60 and
     (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Human Resources Committee at the time of grant. Any dividends paid on restricted stock will be held by the Company until the restrictions lapse. The number and value (at market) of aggregate restricted shareholdings as of the end of 1998 were: Mr. Davis - 7,600 shares, $322,050; Mr. Post - 10,918 shares, $462,650; Mr. Schreiber -
     6,600  shares,  $279,675;  Mr.  Snell - 17,500  shares,  $741,563;  and Mr.
     Stewart - 18,824 shares, $797,667. The grants of restricted stock to Mr. Snell in 1996 and 1997 fully vested upon his retirement in February 1999.

(2) The figures in this column for 1998 consist of Company matching contributions to the Company's employees' savings plan: Mr. Davis - $4,669, Mr. Post - $4,800, Mr. Schreiber - $2,400, Mr. Snell - $0, and Mr. Stewart
     - $0; the above-market portion of interest accrued under a deferred compensation plan: Mr. Davis - $5,552, Mr. Post - $6,211, Mr. Schreiber - $0, Mr. Snell - $8,434, and Mr. Stewart - $2,919; life insurance premiums paid by the Company for: Mr. Davis - $1,228, Mr. Post - $2,306, Mr. Schreiber - $1,485, Mr. Snell - $1,584, and Mr. Stewart - $10,206; and $24,900 paid to Mr. Snell for service as a director of APS.

(3) These figures represent (i) the reimbursement of taxes on income that was charged to Mr. Schreiber due to the reimbursement of relocation expenses, and (ii) the reimbursement of taxes on income that was charged to Mr. Stewart due to the reimbursement of housing expenses.

(4) This figure represents life insurance premiums ($1,088) and relocation expense ($225,589) paid by the Company in 1997.

(5) Effective February 5, 1999, the Company's CEO, Richard Snell, completed service and officially retired from management. Mr. Snell will remain Chairman of the Company's board and its principal subsidiaries.

                              OPTION GRANTS IN 1998

                                     PERCENTAGE OF
                          OPTIONS    TOTAL OPTIONS
                          GRANTED   GRANTED TO ALL  EXERCISE               GRANT DATE
                          IN 1998    EMPLOYEES IN     PRICE    EXPIRATION   PRESENT
NAME                    (SHARES)(1)      1998      (PER SHARE)    DATE      VALUE(2)
----                    -----------  ------------  -----------    ----      --------
Jack E. Davis             13,500        5.53%        $46.78    11/17/2008   $108,263

William J. Post           20,000        8.19%        $46.78    11/17/2008   $160,390

George A. Schreiber, Jr   13,500        5.53%        $46.78    11/17/2008   $108,263

Richard Snell                  0           0%          N/A        N/A       $      0

William L. Stewart        13,500        5.53%        $46.78    11/17/2008   $108,263

----------
(1) All options were granted on November 18, 1998. All grants become exercisable at the rate of one-third of the grant annually. All options not already exercisable will become exercisable if an individual retires on or after the age of 60. No SARs have been granted.

(2) The Black-Scholes option-pricing model was chosen to estimate the present value. The basic assumptions used in the model were expected volatility of 18.8%; risk-free rate of return of 4.54%; dividend yield of 3.03%; and time to exercise of five years.

                  OPTION EXERCISES IN 1998 AND YEAR-END VALUES

                                                       NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                           SHARES                       AT FISCAL YEAR-END         AT FISCAL YEAR-END (2)
                        ACQUIRED ON     VALUE       --------------------------   --------------------------
         NAME             EXERCISE   REALIZED (1)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
         ----             --------   ------------   -----------  -------------   -----------  -------------
Jack E. Davis               5,000       $96,094        17,833        26,167         $181,609      $63,724

William J. Post                 0            --        73,333        36,667       $1,312,290      $90,844

George A. Schreiber, Jr.        0            --         6,500        26,500          $33,683      $67,365

Richard Snell                   0            --       440,832        21,668      $11,840,175     $126,134

William L. Stewart         17,500      $268,643        15,667        28,167         $155,924      $85,594

----------
(1) Value of options exercised is the market value of the shares on the exercise date minus the exercise price.

(2) The value of unexercised options equals the market value of Pinnacle West common stock on December 31, 1998 ($42.375 per share) minus the exercise price of options.

                             EXECUTIVE BENEFIT PLANS

     All of the plans described below relate to the Company. Messrs. Davis, Post, Schreiber and Stewart are covered by executive benefit plans provided by APS; however, those plans are substantially identical to the plans described for the Company, and the benefits provided to them would be the same as if they were participants in the Company's plans. Accordingly, for purposes of this section's discussion of the plans, the term "Company" refers to Pinnacle West or APS, except as otherwise noted.

     EMPLOYEES' RETIREMENT PLAN AND SUPPLEMENTAL EXCESS BENEFIT RETIREMENT PLAN. The following table illustrates the annual benefits, calculated on a straight-life annuity basis, that would be provided under the Company Employees' Retirement Plan and the Supplemental Excess Benefit Retirement Plan to the Company's officers who retire at age 65 or later at the indicated compensation and years of service levels.


  AVERAGE ANNUAL                         YEARS OF SERVICE
 COMPENSATION (A)       5(B)            10              20              25
--------------------------------------------------------------------------------
   $  100,000      $   15,000      $   30,000      $   50,000      $   60,000

      200,000          30,000          60,000         100,000         120,000

      300,000          45,000          90,000         150,000         180,000

      400,000          60,000         120,000         200,000         240,000

      500,000          75,000         150,000         250,000         300,000

      600,000          90,000         180,000         300,000         360,000

      700,000         105,000         210,000         350,000         420,000

      800,000         120,000         240,000         400,000         480,000

      900,000         135,000         270,000         450,000         540,000

    1,000,000         150,000         300,000         500,000         600,000

----------
(a) Compensation under the retirement plan consists solely of base salary up to $160,000 (as adjusted for cost-of-living), including any amounts voluntarily deferred under the Company's 401(k) plan and salary reduction contributions under the Company's flexible benefits plan. While the retirement plan does not include amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay, the Supplemental Excess Benefit Retirement Plan does include, subject to certain exceptions, these additional components of compensation plus base salary beyond the $160,000 limit.

(b) Although years of service begin accumulating on the date of employment, benefits do not vest until the completion of five years of service.

      The Company's Supplemental Excess Benefit Retirement Plan provides enhanced benefits. Benefits payable under this plan that are in excess of the benefits payable under the Company's retirement plan (which, as a qualified defined benefit pension plan, is limited pursuant to the Internal Revenue Code) are payable from the general assets of the Company. The number of credited years of service for each of the individuals named on page 10 and their 1998 remuneration covered by the Company's plans and individual employment agreements are as follows: Mr. Davis - 26 years, $413,230; Mr. Post, 26 years, $621,000; Mr. Schreiber - 15 years, $499,875 (see description of Mr. Schreiber's employment agreement below); Mr. Snell - 38 years, $921,953 (see description of Mr. Snell's employment agreement below); and Mr. Stewart - 5 years, $618,512 (see description of Mr. Stewart's employment agreement below). The amounts shown in the table above are not expected to be subject to any reduction or offset for Social Security benefits or other significant amounts.

     EMPLOYMENT AND SEVERANCE ARRANGEMENTS. Mr. Snell and the Company were parties to an employment agreement setting forth the terms of his employment as Chief Executive Officer of the Company. This agreement expired on February 5, 1999 and Mr. Snell's employment has ended, although he remains as Chairman of the Company's Board of Directors. The contract allowed Mr. Snell to participate in the employee benefit plans generally available to Company employees, and in the Company's deferred compensation plan, supplemental excess benefit retirement plan, and stock option plan, and provided him with a supplemental pension under the agreement. For purposes of determining his supplemental pension benefits, Mr. Snell's years of service on February 5, 1990 were assumed to be 29 years, and he was credited with an additional year for each year of employment thereafter. Mr. Snell's credited years of service disclosed above (38) include the 29 years of awarded service.

     As Chairman, Mr. Snell will be paid $200,000 annually, on a non-employee basis, for continuing chairman responsibilities. In addition, effective March 1, 1999, Mr. Snell became entitled to a monthly pension from the retirement plan, the supplemental pension plan and his employment contract equal to $39,039. In accordance with his employment agreement, the Company reimburses Mr. Snell each month for a portion of the cost of his retiree medical coverage and has purchased a $100,000 life insurance policy for Mr. Snell at a cost of $1,270. The Company also reimburses Mr. Snell for any additional taxes he may be required to pay as a result of the Company's payment of a portion of his retiree medical coverage and its purchase of the life insurance policy.

     Mr. Schreiber and the Company are parties to an agreement entered in February 1999 as part of his promotion to President of the Company. The agreement replaces his earlier employment agreement with APS. The new agreement awards Mr. Schreiber 35,000 Pinnacle West stock options issued at the price in effect on February 10, 1999, subject to vesting at the rate of 20% annually over five years. To make up for retirement benefits Mr. Schreiber lost as a result of his decision to accept employment as an officer of the Company, he is also credited with 15 years of service for pension purposes.

     In August 1996, APS entered into an agreement with Mr. Stewart which provided a supplemental pension benefit calculated by adding a base amount of 20% of his average monthly wage (as determined by the highest 36 consecutive months) and 10% of his average monthly wage for each year of service up to a maximum of 100% of his average monthly salary. This benefit vested in November 1998. In addition, Mr. Stewart is to receive 2,000 shares of restricted Pinnacle West stock annually.

     The Company has entered into severance agreements, which are identical in content, with each of its executive officers except Mr. Post and Mr. Schreiber (see below). These agreements are intended to provide stability in key management of the Company. Under the agreements each officer will receive a payment and other severance benefits having an aggregate value of not more than
2.99 times the officer's "base income" (the average of the officer's annual compensation over the five years preceding the year of a "change of control") if, during the three-year period following a change of control of the Company, the officer's employment is terminated or the terms and conditions of his or her employment are significantly and detrimentally altered. "Change of control" includes any change of control event required to be reported under the Securities Exchange Act of 1934, an unrelated third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation, a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two-thirds of the members of the Board then serving who were members immediately prior to the change, or the filing of a voluntary or involuntary petition of bankruptcy (other than for liquidation or dissolution) which is not dismissed within 30 days. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death, or for "cause" as defined in the agreements. Each of the agreements terminates on December 31st of each year upon six months' advance notice by the Company to the officer; if the six months' advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.

     Messrs. Davis, Post, Schreiber and Stewart have entered into severance agreements with APS which are identical to the Company's severance agreements with its executive officers, except the term is for two years following a change of control, and the filing of any voluntary or involuntary petition of bankruptcy is not a "change of control" event.

     Effective January 1, 1992, the Company established a deferred compensation plan for directors and officers of the Company. Effective January 1, 1996, the Company established a revocable trust for the purpose of funding the benefits under the deferred compensation plan. Upon the occurrence of certain events, which generally include the sale of substantially all of the Company's assets, a merger or consolidation in which the Company is not the surviving entity, certain changes in the composition of the Board of Directors or someone acquiring 20% or more of the Company's voting stock, the trust will become irrevocable and the Company will be required to fully fund the benefits earned under the deferred compensation plan within 60 days after the occurrence of that event.

                          ITEM 2 - SHAREHOLDER PROPOSAL

     The Company has been advised that the Arizona Safe Energy Coalition (owner of record of 57.196 shares), c/o Betty Schroeder, 5349 West Bar X Street, Tucson, Arizona 85713 intends to present the following proposal at the 1999 annual meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board opposes this proposal for the reasons stated on pages 16 and 17.

       REFUSE PLUTONIUM FUEL & TRITIUM PRODUCTION AT PALO VERDE 1, 2, & 3

"WHEREAS: The Department of Energy (DOE) plans to dispose of surplus weapons plutonium by immobilization in ceramics and possibly as plutonium/uranium oxide
(MOX) fuel for commercial reactors;

     "The DOE is also seeking a commercial reactor to produce tritium for nuclear warheads;

     "Arizona Public Service (APS) has expressed interest in both;

     "We strongly oppose both because we believe both would: (1) violate the barrier between nuclear power and nuclear weapons, and (2) generate great quantities of radioactive waste, exacerbating the already critical, unresolved problems of radioactive waste storage. In addition, MOX fuel would (1) still be weapons-usable, so would require heavy security in transit and at reactors greater proliferation potential than immobilization; (2) be more costly for fuel fabrication and reactor operation, (3) be too dangerous because it would be more hazardous to control during fissioning in reactors, increasing operating risks and component aging; (4) fail to substantially reduce the quantity of plutonium since nearly as much new plutonium would be generated during fissioning; (5) spread plutonium more widely than if immobilized directly; and (6) increase the likelihood of locking the U.S. and the world into a deadly plutonium economy;

     "The DOE has a poor track record over the last 23 years, managing large projects;

     "The potential financial rewards are too small to justify the large risks; and

     "Electrical  utility   deregulation  and  the  resulting   cost-cutting  by
utilities further shakes public confidence in APS' ability to maintain safety and security for either MOX or tritium operations;

"THEREFORE BE IT RESOLVED that the shareholders request the Company to establish a firm policy to: (1.) refuse to use plutonium (MOX) fuel; and (2.) refuse to generate tritium."

                              SUPPORTING STATEMENT:

     MOX: Three corporations (ComEd, Entergy and General Electric) recently canceled their interest in MOX, recognizing large risks with doubtful payback. MOX's increased operating risks pose grave dangers of accidents, with significant negative financial impact on Pinnacle West Capital Corporation. Weapons plutonium cannot be fissioned directly, but must undergo complicated and dangerous processing, creating additional radioactive waste. Regulatory uncertainties between the DOE and the Nuclear Regulatory Commission (NRC) could complicate the process, introducing further adverse economic conditions. European experience with MOX fuel is not comparable since theirs is from reprocessed commercial reactor wastes; none has used weapons plutonium. European reprocessing corporations are a driving force of MOX fuel, though public support has dropped. The U.S. should lead Europe and Russia in improving immobilization for all plutonium disposition.

     TRITIUM: Greater volumes of both high and low level radioactive waste would be generated in reactors producing tritium than normal reactor operations. Current need for tritium is unproven. Resuming tritium production implies that the U.S. plans to maintain a nuclear arsenal indefinitely, counter to our treaty obligations.

     The safety of hundreds of future generations depends upon the careful isolation of radioactive materials from the biosphere. Use of weapons plutonium and generation of weapons tritium in commercial reactors would create a dangerous precedent.

     For economic, safety, environmental, and nonproliferation reasons, please vote YES.

                   BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     Although the Company is fully supportive of the proponent's ideals of supporting environmental safety, the statements made in the proposal and its accompanying documentation are incomplete and in some cases misleading.

     By the Department of Energy's own account, the MOX fuel program is designed to support U.S. nuclear weapons nonproliferation policy by reducing global stockpiles of excess fissile materials. The net effect of fissioning MOX fuel is a reduction in the total amount of easily obtainable weapons-usable plutonium. Indeed, the fundamental purpose of the MOX fuel program is to ensure that plutonium once produced for nuclear weapons is never again used for such weapons. While it is true that weapons-usable material may be obtained from MOX fuel, the Company does not believe that MOX fuel should be characterized as still "weapons-usable," because complex chemical reprocessing would be required to obtain "weapons-usable" material from MOX fuel.

     As such, spent MOX fuel should provide no more of a security risk than normal nuclear fuels. Additionally, the DOE's own studies show that no additional spent fuel wastes are produced by virtue of using fuel fabricated from excess plutonium. Companies such as APS are at the forefront of efforts to reduce radioactive waste, and APS, in particular, has long had in place a successful program and continues to meet its goals for reducing generation of radioactive waste as well as hazardous and mixed wastes.

     As to the proponent's assertions of increased operating costs and significant negative financial impact to the Company, any additional operating costs of actually using MOX fuel would be borne by the government. The proponent also ignores the fact that the Company's decisions to participate in new ventures are based, in part, upon a careful cost-benefit analysis which takes into account all expected costs, risks and anticipated returns.

     With respect to the proponent's reference to safety, APS continues to be one of the top performers in the U.S. nuclear industry in terms of regulatory safety as indicated by reviews of the Nuclear Regulatory Commission and the Institute for Nuclear Power Operation. Also, in 1996, in recognition of its outstanding performance, APS received the Edison Award for industrial safety.

The Board does not feel that it is in the shareholders' best interest to adopt policies that limit the Company's ability to explore new ventures, including those discussed in the proponent's proposal, that could ultimately prove beneficial to the Company and its shareholders.

THE BOARD THEREFORE RECOMMENDS A VOTE AGAINST THE ABOVE SHAREHOLDER PROPOSAL.

                                     GENERAL

     BUSINESS RELATIONSHIP. Mr. Gallagher is President of Gallagher & Kennedy, P.A., a law firm which provided legal services to the Company in 1998 and which will provide such services in 1999.

     COST OF SOLICITATION. The cost of the solicitation of proxies, which will be by mail, will be borne by the Company. Brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

     INDEPENDENT PUBLIC ACCOUNTANTS. It is anticipated that the Company's financial statements as of December 31, 1999 and for the year then ended will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     VOTING PROCEDURES. A majority of the outstanding shares entitled to vote in person or by proxy at the meeting will constitute a quorum for the conduct of business. Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

     For the election of directors, the individuals receiving the highest number of votes will be elected. The number of votes to which each shareholder will be entitled is to be determined by multiplying the number of shares of common stock owned as of the March 12, 1999 record date by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees.

     In voting on the shareholder proposal each shareholder will be entitled to cast a number of votes equal to the number of shares of common stock owned by such shareholder as of the record date.

     NOMINATIONS TO THE BOARD. A shareholder wishing to propose the nomination of an individual for election to the Company's Board of Directors must submit his or her recommendation to the Company in writing, and in accordance with the applicable provisions of the Company's Articles of Incorporation and Bylaws, so as to be received by the Office of the Secretary no later than November 22, 1999. Copies of the Company's Articles of Incorporation and Bylaws are available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail --Return Receipt Requested.

     SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 annual meeting of the Company's shareholders, a proposal intended by a shareholder for presentation at that meeting must be submitted in accordance with the applicable rules of the Securities and Exchange Commission and received by the Company at its principal executive offices on or before December 2, 1999. Proposals to be presented at the annual meeting which are not intended for inclusion in the proxy statement and form of proxy must be submitted in accordance with the applicable provisions of the Company's Bylaws, a copy of which is available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail --Return Receipt Requested.

                       PINNACLE WEST CAPITAL CORPORATION
                                 P.O. Box 52135
                             Phoenix, Arizona 85072

April 1, 1999

Dear Shareholders:

The 1999 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at The Wigwam Resort, 300 Wigwam Boulevard, Litchfield Park, Arizona, on May 19, 1999, at 10:30 a.m. Mountain Standard Time. At the meeting, shareholders will be asked to elect three Class II Directors to serve until the 2002 Annual Meeting and vote on a shareholder proposal.

Your vote is important. Whether or not you plan to attend the meeting, please review the enclosed proxy statement, complete the proxy form below and return it promptly in the envelope provided.

Sincerely,

Faye Widenmann
Vice President and Secretary

--------------------------------------------------------------------------------
PROXY FORM             PINNACLE WEST CAPITAL CORPORATION              PROXY FORM
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 19, 1999.

The undersigned hereby appoints Richard Snell and Faye Widenmann, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation, to be held May 19, 1999, at ten-thirty a.m., Phoenix time, and at any adjournment thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

VOTING WITH RESPECT TO THE ELECTION OF DIRECTORS MAY BE INDICATED ON THE REVERSE OF THIS CARD. NOMINEES FOR DIRECTOR ARE: EDWARD N. (EDDIE) BASHA, MICHAEL L. GALLAGHER AND WILLIAM J. POST.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

1. ELECTION OF DIRECTORS   [ ] FOR*    [ ] WITHHOLD
   (See other side)

*For all nominees, except vote withheld from the following:

-----------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

2. SHAREHOLDER PROPOSAL RELATED TO NUCLEAR POWER

   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN


--------------------------------------------------------------------------------
Signature                                              Date


--------------------------------------------------------------------------------
Signature                                              Date

Any proxy given previously is hereby revoked.